SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ProFunds

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROFUNDS

Dear Shareholder:

Money Market ProFund (the “Fund”) operates as a feeder fund in a master-feeder fund arrangement and seeks to achieve its investment objectives by investing all of its investable assets in a corresponding master fund, the Cash Management Portfolio (the “Portfolio”).

You have previously received a Proxy Statement and a Proxy Card soliciting your vote on proposals relating to the Fund. The Portfolio is also soliciting shareholder votes with respect to certain proposals in the Proxy Statement. When the Portfolio proposes to take actions that require the approval of its shareholders—namely, the feeder funds that hold interests in the Portfolio—the Fund is required to pass through its voting rights with respect to the Portfolio to you, its shareholders. Accordingly, we have enclosed a Voting Instruction Form on which you may direct the Fund on how to vote its shares of the Portfolio.

The Voting Instruction Form is different from the Proxy Card you have previously received along with the Proxy Statement. The Proxy Card is the means by which you vote your shares of the Fund. Please be sure to vote both the Proxy Card and the Voting Instruction Form.

Please refer to the enclosed Voting Instruction Form for the proposals applicable to the Portfolio and provide your voting instructions as soon as possible.

If you have any questions, please contact Computershare Fund Services, Inc., the proxy solicitor, at 1-866-807-2148.

Very truly yours,

PROFUNDS